TIMKEN	PRESS RELEASE

Timken Reports Second-Quarter Results;
Updates 2013 Outlook

•	Earns $0.86 per diluted share; continues to generate strong operating margins across all segments

•	Adjusts full-year outlook to reflect slower economic recovery now expected in the second half of 2013

CANTON, Ohio: July 25, 2013 - The Timken Company (NYSE: TKR; www.timken.com) today reported sales of $1.1 billion for the second quarter of 2013, a decrease of 16 percent from the prior year. The decline primarily reflects lower off-highway, industrial distribution, and oil and gas demand as well as the impact of the company's market strategy in the light-vehicle sector, partially offset by the benefit of acquisitions. In addition, sales reflect a $49 million decline in raw material surcharges from the prior-year quarter.
Timken generated net income in the second quarter of $82.8 million, or $0.86 per diluted share. This compared with $183.6 million, or $1.86 per diluted share, during the same period a year ago, which included income of $69 million, or $0.70 per share, from Continued Dumping and Subsidy Offset Act (CDSOA) receipts. The decrease in second-quarter earnings also reflects lower demand as well as unfavorable sales mix. The decrease was partially offset by lower raw material costs (net of surcharges) and selling and administrative expenses as well as lower costs related to previously announced plant closures (reference Table 1 for comparison of results).

Table 1: Second-Quarter Net Income and Diluted Earnings Per Share (EPS)

	2013		2012
	($ in Mils.)	EPS	($ in Mils.)	EPS
Net Income attributable to The Timken Company	$82.8	$0.86	$183.6	$1.86
Less: CDSOA receipts, net of tax	—	—	69.0	0.70
Add: Charges due to plant closure, net of tax	6.3	0.07	18.6	0.19
Net Income, after adjustments	$89.1	$0.93	$133.2	$1.35

“We continue to perform very well, maintaining double-digit operating margins despite weak demand lingering in many global markets,” said James W. Griffith, Timken president and chief executive officer. “Although our outlook for the year now reflects a more modest market recovery in the second half, we continue to expect strong financial performance for the remainder of the year.”
Among recent developments, the company:

•
Expanded its industrial services capabilities through the acquisition of the Standard Machine business, which provides new gearboxes, gearbox service and repair, and field technical services in Canada and the western United States;

•
Started up a second ladle refining station at the Faircrest Steel Plant, the third major system to come on line this year in the Steel business. Part of a plan that includes installing a new vertical continuous caster, the investments are designed to bring greater operating efficiencies and new market opportunities to the company;

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TIMKEN	PRESS RELEASE

•	Returned $104 million in capital to shareholders in the quarter through the repurchase of 1.4 million shares and dividends; and

•
Announced that the Timken Board of Directors formed a Strategy Committee to evaluate a potential separation of the company's Steel business from its other businesses and to review the company's corporate governance and capital allocation strategy.

Six Months' Results
Timken posted sales of $2.2 billion in the first half of 2013, down 20 percent from the same period in 2012. The decrease reflects lower off-highway, industrial distribution and oil and gas demand as well as the impact of the company's market strategy in the light-vehicle sector, partially offset by acquisitions. In addition, a $121 million decline in raw material surcharges from the prior-year period negatively impacted first-half revenues.
In the first half of 2013, the company generated net income of $157.9 million, or $1.63 per diluted share. That compares with $339.3 million, or $3.44 per diluted share, in the same period last year, which included CDSOA receipts of $69 million, or $0.70 per share. The decrease in earnings during the first half of 2013 was driven by lower demand, sales mix and higher manufacturing costs, partially offset by improved pricing and lower selling and administrative expenses as well as lower costs related to previously announced plant closures (reference Table 2 for comparison of results).

Table 2: Year-to-Date Net Income and Diluted Earnings Per Share (EPS)

	2013		2012
	($ in Mils.)	EPS	($ in Mils.)	EPS
Net Income attributable to The Timken Company	$157.9	$1.63	$339.3	$3.44
Less: CDSOA receipts, net of tax	(0.3)	—	69.0	0.70
Add: Charges due to plant closure, net of tax	9.5	0.10	22.3	0.23
Net Income, after adjustments	$167.7	$1.73	$292.6	$2.97

As of June 30, 2013, total debt was $462.5 million, or 16.6 percent of capital. The company had cash of $396.8 million, resulting in $65.7 million of net debt, compared with a net cash position of $107.4 million as of December 31, 2012.
In the first half of 2013, the company generated $139.5 million in cash from operating activities. Excluding discretionary pension contributions of $66.3 million, net of tax, free cash flow (operating cash after capital expenditures and dividends) was $16.7 million. In addition, the company repurchased 1.4 million shares totaling $82 million and made three acquisitions totaling $67 million. The company ended the quarter with $1.3 billion of liquidity.

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TIMKEN	PRESS RELEASE

Mobile Industries Segment Results
In the second quarter, Mobile Industries' sales of $393.1 million decreased 12 percent compared with last year's second-quarter sales of $448.4 million. The $55 million decrease included $30 million related to the company's market strategy primarily in the light-vehicle sector. The remaining decrease was driven by lower volume in most markets led by lower off-highway and rail demand, partially offset by the Interlube Systems acquisition.
EBIT for the segment was $52.4 million for the second quarter, or 13.3 percent of sales, up 7 percent from $48.8 million, or 10.9 percent of sales, in the same period a year ago. The increase was driven primarily by lower manufacturing costs, reduced selling and administrative expense and reduced plant closure costs, partially offset by lower volume.
For the first half of 2013, Mobile Industries' sales were $790.2 million, a decrease of 14 percent from the same period a year ago. First-half 2013 EBIT was $103.6 million, or 13.1 percent of sales, down from $135.5 million, or 14.8 percent of sales, in the prior-year period. The decrease in EBIT was driven primarily by lower volume and the impact of exited business, partially offset by lower selling and administrative expense and lower plant closure costs.

Process Industries Segment Results
Process Industries' second-quarter sales were $317.4 million, down 6 percent from $337.7 million for the same period a year ago. The decrease reflects lower demand in both the industrial distribution and original equipment market sectors, partially offset by pricing and the favorable impact of the previously announced industrial services acquisitions.
Process Industries' second-quarter EBIT was $54.6 million, or 17.2 percent of sales, a 23 percent decrease compared with $71.3 million, or 21.1 percent of sales, for the same period a year ago. The decrease reflects lower volume partially offset by pricing, lower selling and administrative expenses, and the benefit of acquisitions.
For the first half of 2013, Process Industries' sales were $602.6 million, a decrease of 13 percent compared with the same period a year ago. First-half 2013 EBIT was $97.2 million, or 16.1 percent of sales, a decrease compared with $153.6 million, or 22.2 percent of sales, in the prior-year period.

Aerospace Segment Results
Aerospace posted second-quarter sales of $82.0 million, down 6 percent from $87.2 million for the same period last year. The decrease reflects lower volume primarily in the motion control sector, partially offset by pricing.
Second-quarter EBIT was $7.9 million, or 9.6 percent of sales, compared with $7.9 million, or 9.1 percent of sales, for the same period a year ago. EBIT benefitted from favorable selling and administrative expense, offset by lower volume.
For the first half of 2013, Aerospace sales were $164.5 million, 8 percent lower than the same period a year ago. First half 2013 EBIT was $16.5 million, or 10 percent of sales, compared with $18.6 million, or 10.4 percent of sales, in the prior-year period. The decline in EBIT was driven primarily by lower volume and higher manufacturing costs, partially offset by pricing and lower selling and administrative expense.

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TIMKEN	PRESS RELEASE

Steel Segment Results
Sales for Steel, including inter-segment sales, were $354.1 million in the second quarter, a decrease of 29 percent from $499.8 million for the same period last year. The results reflect reduced shipments to the industrial and oil and gas market sectors, partially offset by improved sales to the mobile on-highway sector. Raw-material surcharges decreased $49 million from the second quarter last year.
Second-quarter EBIT was $42.3 million, or 11.9 percent of sales, down 52 percent from $88.9 million, or 17.8 percent of sales, for the same period a year ago. The decline in EBIT was primarily due to lower volume and unfavorable sales mix.
For the first half of 2013, Steel sales were $700.2 million, a 32 percent decrease compared with the same period a year ago. First-half 2013 EBIT was $78.1 million, or 11.2 percent of sales, down from $176.9 million, or 17.1 percent of sales, in the prior-year period.

Outlook
The company revised its outlook for the full year based on a slower-than-expected economic recovery in the second half of 2013.
The Timken Company now expects 2013 sales to be 10 percent lower year-over-year with:

•	Mobile Industries sales down 7 to 12 percent for the year due to the impact of lower customer demand and the company's market strategy;

•	Process Industries sales to be down 2 to 7 percent, due to weaker industrial markets, partially offset by the benefit of acquisitions;

•	Aerospace sales up 3 to 8 percent, due to increased demand in civil and defense markets; and

•	Steel sales down 15 to 20 percent, driven by lower industrial and oil and gas end-market demand and surcharges.
Timken projects 2013 annual earnings per diluted share to range from $3.30 to $3.60, which includes approximately $0.15 per share for previously announced plant closure costs.
The company expects to generate cash from operations of approximately $475 million in 2013. Free cash flow is projected to be $25 million after making capital expenditures of about $360 million and paying about $90 million in dividends. The company does not anticipate making further discretionary pension contributions this year beyond the $66 million, net of tax, made in the first quarter, as it expects its pension plans to be essentially fully funded by year end given the recent increase in interest rates. Excluding discretionary pension contributions, the company forecasts free cash flow of approximately $90 million in 2013.

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TIMKEN	PRESS RELEASE

Conference Call Information
Timken will host a conference call today at 11:00 a.m. Eastern Time to review its financial results. Presentation materials will be available online in advance of the call for interested investors and securities analysts.

Conference Call:    Thursday, July 25, 2013
11:00 a.m. Eastern Time

All Callers:    Live Dial-In: 888-791-4305 or 913-312-0648
(Call 10 minutes prior to be included.)

Conference ID: Timken Earnings Call

Replay Dial-In available through August 8, 2013:
    888-203-1112 or 719-457-0820
    Replay Passcode: 2945733

Live Webcast:    www.timken.com/investors

About The Timken Company
The Timken Company (NYSE: TKR; www.timken.com), a global industrial technology leader, applies its deep knowledge of materials, friction management and power transmission to improve the reliability and efficiency of industrial machinery and equipment all around the world. The company engineers, manufactures and markets mechanical components and high-performance steel. Timken® bearings, engineered steel bars and tubes-as well as transmissions, gearboxes, chain, related products and services-support diversified markets worldwide. With sales of $5.0 billion in 2012 and approximately 20,000 people operating from 30 countries, Timken makes the world more productive and keeps industry in motion.

Certain statements in this news release (including statements regarding the company's forecasts, estimates and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading "Outlook," are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the second quarter of 2013; the company's ability to respond to the changes in its end markets that could affect demand for the company's products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; fluctuations in raw material and energy costs and their impact on the operation of the company's surcharge mechanisms; the impact of the company's last-in, first-out accounting; weakness in global or regional economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies; the impact on operations of general economic conditions; higher or lower raw material and energy costs; fluctuations in customer demand; the impact on the company's pension obligations due to changes in interest rates or investment performance; the company's ability to achieve the benefits of announced programs, initiatives, and capital investments; and retention of CDSOA distributions. Additional factors are discussed in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2012, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

###

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TIMKEN	PRESS RELEASE

Media Contact:
Pat Carlson
Global Media Relations
1835 Dueber Avenue, S.W.
Canton, OH 44706-0927 U.S.A.
Telephone: (330)471-3514
pat.carlson@timken.com

Investor Contact:
Steve Tschiegg
Director - Capital Markets & Investor Relations
1835 Dueber Avenue, S.W.
Canton, OH 44706-0927 U.S.A.
Telephone: (330)471-7446
steve.tschiegg@timken.com

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TIMKEN	PRESS RELEASE

The Timken Company
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Dollars in millions, except share data) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$1,126.5	$1,343.2	$2,216.4	$2,764.2
Cost of products sold	824.4	965.9	1,639.8	1,975.3
Gross Profit	$302.1	$377.3	$576.6	$788.9
Selling, general & administrative expenses (SG&A)	159.6	163.0	313.2	327.7
Impairment and restructuring	6.7	16.7	7.9	16.9
Operating Income	$135.8	$197.6	$255.5	$444.3
Other (expense) income, net	(1.2)	105.7	(1.2)	104.4
Earnings Before Interest and Taxes (EBIT) (1)	$134.6	$303.3	$254.3	$548.7
Interest expense, net	(5.7)	(7.4)	(11.6)	(15.3)
Income Before Income Taxes	$128.9	$295.9	$242.7	$533.4
Provision for income taxes	46.1	112.5	84.9	194.0
Net Income	$82.8	$183.4	157.8	$339.4
Less: Net (Loss) Income Attributable to Noncontrolling Interest	—	(0.2)	(0.1)	0.1
Net Income Attributable to The Timken Company	$82.8	$183.6	$157.9	$339.3

Net Income per Common Share Attributable to The Timken Company Common Shareholders
Basic Earnings Per Share	$0.86	$1.88	$1.64	$3.47
Diluted Earnings Per Share	$0.86	$1.86	$1.63	$3.44

Average Shares Outstanding	95,695,015	97,265,627	95,732,984	97,355,740
Average Shares Outstanding - assuming dilution	96,549,121	98,204,205	96,647,554	98,373,357

(1) EBIT is defined as operating income plus other income (expense). EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance and cash generation.

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TIMKEN	PRESS RELEASE

BUSINESS SEGMENTS
(Dollars in millions) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Mobile Industries
Net sales to external customers	$392.5	$448.2	$789.5	$917.3
Intersegment sales	0.6	0.2	0.7	0.2
Total net sales	$393.1	$448.4	$790.2	$917.5
Earnings before interest and taxes (EBIT) (1)	$52.4	$48.8	$103.6	$135.5
EBIT Margin (1)	13.3%	10.9%	13.1%	14.8%

Process Industries
Net sales to external customers	$316.7	$336.6	$600.6	$690.7
Intersegment sales	0.7	1.1	2.0	2.6
Total net sales	$317.4	$337.7	$602.6	$693.3
Earnings before interest and taxes (EBIT) (1)	$54.6	$71.3	$97.2	$153.6
EBIT Margin (1)	17.2%	21.1%	16.1%	22.2%

Aerospace
Net sales to external customers	$82.0	$87.2	$164.5	$178.5
Earnings before interest and taxes (EBIT) (1)	$7.9	$7.9	$16.5	$18.6
EBIT Margin (1)	9.6%	9.1%	10.0%	10.4%

Steel
Net sales to external customers	$335.3	$471.2	$661.8	$977.7
Intersegment sales	18.8	28.6	38.4	57.6
Total net sales	$354.1	$499.8	$700.2	$1,035.3
Earnings before interest and taxes (EBIT) (1)	$42.3	$88.9	$78.1	$176.9
EBIT Margin (1)	11.9%	17.8%	11.2%	17.1%

Unallocated corporate expense	$(22.8)	$(23.0)	$(42.7)	$(43.7)
Receipt of CDSOA distributions (2)	$—	$109.5	$—	$109.5
Intersegment eliminations income (expense) (3)	$0.2	$(0.1)	$1.6	$(1.7)

Consolidated
Net sales to external customers	$1,126.5	$1,343.2	$2,216.4	$2,764.2
Earnings before interest and taxes (EBIT) (1)	$134.6	$303.3	$254.3	$548.7
EBIT Margin (1)	11.9%	22.6%	11.5%	19.9%

(1) EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin are useful to investors as these measures are representative of the Company's performance and cash generation.

(2) U.S. Continued Dumping and Subsidy Offset Act receipts, net of expenses (CDSOA), represent the amount of funds received by the Company from distribution of monies collected by U.S. Customs from antidumping cases to qualifying domestic producers.

(3) Intersegment eliminations represent profit or loss between the Steel segment and the Mobile Industries, Process Industries and Aerospace segments.

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TIMKEN	PRESS RELEASE

Reconciliation of EBIT to GAAP Net Income:
This reconciliation is provided as additional relevant information about the Company's performance. Management believes consolidated earnings before interest and taxes (EBIT) are representative of the Company's performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to consolidated EBIT.

(Dollars in millions) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Income	$82.8	$183.4	$157.8	$339.4

Provision for income taxes	46.1	112.5	84.9	194.0
Interest expense	6.2	8.1	12.6	16.7
Interest income	(0.5)	(0.7)	(1.0)	(1.4)
Consolidated earnings before interest and taxes (EBIT)	$134.6	$303.3	$254.3	$548.7

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TIMKEN	PRESS RELEASE

Reconciliation of Net Income Attributable to The Timken Company, After Adjustments, to GAAP Net Income Attributable to The Timken Company and Adjusted Earnings Per Share to GAAP Earnings Per Share:
This reconciliation is provided as additional relevant information about the Company's performance. Management believes that net income attributable to The Timken Company and diluted earnings per share, adjusted to remove charges due to plant closures and CDSOA receipts are representative of the Company's performance and therefore useful to investors.

(Dollars in millions, except share data) (Unaudited)	Three Months Ended June 30,				Six Months Ended June 30,
	2013	EPS	2012	EPS	2013	EPS	2012	EPS
Net Income Attributable to The Timken Company	$82.8	$0.86	$183.6	$1.86	$157.9	$1.63	$339.3	$3.44
Adjustments:
CDSOA receipts, net of tax expense (1)	—	—	(69.0)	(0.70)	0.3	—	(69.0)	(0.70)
Charges due to plant closures (2)	6.3	0.07	18.6	0.19	9.5	0.10	22.3	0.23
Net Income Attributable to The Timken Company, after adjustments	$89.1	$0.93	$133.2	$1.35	$167.7	$1.73	$292.6	$2.97

(1) CDSOA for the second quarter of 2012 was $109.5 million, net of tax expense of $40.5 million.

(2) Charges due to plant closures relate to the Company's former manufacturing facilities in Sao Paulo, Brazil and St. Thomas, Ontario, Canada, net of tax.

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TIMKEN	PRESS RELEASE

Reconciliation of EBIT Margin, After Adjustments, to Net Income as a Percentage of Sales and EBIT, After Adjustments, to Net Income:
The following reconciliation is provided as additional relevant information about the Company's performance. Management believes that EBIT and EBIT margin, after adjustments, are representative of the Company's core operations and therefore useful to investors.

(Dollars in millions, except share data) (Unaudited)	Three Months Ended June 30,				Six Months Ended June 30,
	2013	Percentage to Net Sales	2012	Percentage to Net Sales	2013	Percentage to Net Sales	2012	Percentage to Net Sales
Net Income	$82.8	7.4%	$183.4	13.7%	$157.8	7.1%	$339.4	12.3%

Provision for income taxes	46.1	4.1%	112.5	8.4%	84.9	3.8%	194.0	7.0%
Interest expense	6.2	0.6%	8.1	0.6%	12.6	0.6%	16.7	0.6%
Interest income	(0.5)	—%	(0.7)	(0.1)%	(1.0)	—%	(1.4)	(0.1)%
Consolidated earnings before interest and taxes (EBIT)	$134.6	11.9%	$303.3	22.6%	$254.3	11.5%	$548.7	19.9%

Adjustments:
CDSOA receipts (1)	—	—%	(109.5)	(8.2)%	0.4	—%	(109.5)	(4.0)%
Charges due to plant closures (2)	7.5	0.7%	18.6	1.4%	11.7	0.5%	22.3	0.8%
Consolidated earnings before interest and taxes (EBIT), after adjustments	$142.1	12.6%	$212.4	15.8%	$266.4	12.0%	$461.5	16.7%

(1) CDSOA for the second quarter of 2012 was $109.5 million.

(2) Charges due to plant closures relate to the Company's former manufacturing facilities in Sao Paulo, Brazil and St. Thomas, Ontario, Canada.

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TIMKEN	PRESS RELEASE

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
This reconciliation is provided as additional relevant information about The Timken Company's financial position. Capital, used for the ratio of total debt to capital, is defined as total debt plus total shareholders' equity. Capital, used for the ratio of net debt (cash) to capital, is defined as total debt less cash and cash equivalents plus total shareholder's equity. Management believes Net Debt (Cash) is an important measure of The Timken Company's financial position, due to the amount of cash and cash equivalents.

(Dollars in millions) (Unaudited)
			June 30, 2013	December 31, 2012
Short-term debt			$7.2	$23.9
Long-term debt			455.3	455.1
Total Debt			$462.5	$479.0
Less: Cash and cash equivalents			(396.8)	(586.4)
Net Debt (Cash)			$65.7	$(107.4)

Total equity			$2,327.8	$2,246.6

Ratio of Total Debt to Capital			16.6%	17.6%
Ratio of Net Debt (Cash) to Capital			2.7%	(5.0)%

Reconciliation of Free Cash Flow to GAAP Net Cash (Used) Provided by Operating Activities:
Management believes that free cash flow and free cash flow less discretionary pension and postretirement contributions are useful to investors because they are meaningful indicators of cash generated from operating activities available for the execution of its business strategy.

(Dollars in millions) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net cash provided by operating activities	$175.4	$275.1	$139.5	$236.4
Less: capital expenditures	(81.8)	(69.3)	(145.2)	(115.3)
Less: cash dividends paid to shareholders	(22.1)	(22.4)	(44.2)	(44.9)
Free cash flow	71.5	183.4	(49.9)	76.2
Plus: discretionary pension benefit contributions, net of the tax benefit (1)	—	69.5	66.3	132.0
Less: CDSOA receipts, net of tax expense (2)	—	(69.0)	0.3	(69.0)
Free cash flow adjusted for discretionary pension contributions and CDSOA	$71.5	$183.9	$16.7	$139.2

(1) The discretionary pension benefit contributions for the first six months of 2013 were $105.0 million, net of a tax benefit of $38.7 million. The discretionary pension benefit contributions for the second quarter of 2012 were $110.0 million, net of a tax benefit of $40.5 million. The discretionary pension contributions for the first six months of 2012 were $203.8 million, net of a tax benefit of $71.8 million.

(2) CDSOA for the second quarter of 2012 was $109.5 million, net of tax expense of $40.5 million.

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TIMKEN	PRESS RELEASE

CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in millions) (Unaudited)
	June 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$396.8	$586.4
Accounts receivable	624.2	546.7
Inventories, net	818.6	862.1
Other current assets	163.5	178.9
Total Current Assets	$2,003.1	$2,174.1
Property, Plant and Equipment, net	1,469.1	1,405.3
Goodwill	362.5	338.9
Other assets	271.6	326.4
Total Assets	$4,106.3	$4,244.7

LIABILITIES
Accounts payable	$241.9	$216.2
Short-term debt	7.2	23.9
Income taxes	91.5	36.4
Accrued expenses	322.3	391.4
Total Current Liabilities	$662.9	$667.9

Long-term debt	455.3	455.1
Accrued pension cost	245.9	391.4
Accrued postretirement benefits cost	360.6	371.8
Other non-current liabilities	53.8	111.9
Total Liabilities	$1,778.5	$1,998.1

EQUITY
The Timken Company shareholders' equity	2,311.6	2,232.2
Noncontrolling Interest	16.2	14.4
Total Equity	2,327.8	2,246.6
Total Liabilities and Equity	$4,106.3	$4,244.7

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TIMKEN	PRESS RELEASE

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cash Provided (Used)
OPERATING ACTIVITIES
Net income attributable to The Timken Company	$82.8	$183.6	$157.9	$339.3
Net income attributable to noncontrolling interest	—	(0.2)	(0.1)	0.1
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	48.7	50.0	97.1	99.8
Pension and other postretirement expense	21.3	29.4	43.8	50.4
Pension and other postretirement benefit contributions and payments	(10.7)	(121.2)	(127.8)	(225.9)
Changes in operating assets and liabilities:
Accounts receivable	(12.1)	37.5	(73.9)	(74.5)
Inventories	18.6	36.5	45.9	15.1
Accounts payable	12.8	(24.2)	25.2	(2.1)
Accrued expenses	(3.8)	26.2	(78.7)	(77.2)
Income taxes	21.5	49.3	52.7	107.1
Other - net	(3.7)	8.2	(2.6)	4.3
Net Cash Provided By Operating Activities	$175.4	$275.1	$139.5	$236.4

INVESTING ACTIVITIES
Capital expenditures	$(81.8)	$(69.3)	$(145.2)	$(115.3)
Acquisitions	(52.9)	—	(67.3)	(0.2)
Investments - net	(1.0)	0.7	7.0	18.2
Other	1.2	4.5	1.9	4.0
Net Cash Used by Investing Activities	$(134.5)	$(64.1)	$(203.6)	$(93.3)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	$(22.1)	$(22.4)	$(44.2)	$(44.9)
Purchase of treasury shares, net	(81.8)	(25.5)	(81.8)	(51.7)
Net proceeds from common share activity	9.5	7.2	18.6	19.8
Net proceeds from credit facilities	(9.6)	(9.2)	(16.6)	(20.6)
Other	8.9	3.6	8.9	3.6
Net Cash Used by Financing Activities	$(95.1)	$(46.3)	$(115.1)	$(93.8)
Effect of exchange rate changes on cash	(6.9)	(10.1)	(10.4)	(4.2)
(Decrease) Increase in Cash and Cash Equivalents	$(61.1)	$154.6	$(189.6)	$45.1
Cash and cash equivalents at beginning of period	457.9	355.3	586.4	464.8
Cash and Cash Equivalents at End of Period	$396.8	$509.9	$396.8	$509.9

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